Exhibit 19.1

KEARNY FINANCIAL CORP.
POLICY REGARDING INSIDER TRADING

    Kearny Financial Corp. (the “Company”) is a public company, the common stock of which is quoted on the Nasdaq Global Select Market and registered under the Securities and Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Investment by directors, officers and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.

    As a director, officer or employee of a public company, you have the responsibility not to participate in the market for the Company stock while in possession of material, inside information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

    To avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face. If you are uncertain of your responsibilities under this policy, please contact the Company’s SEC Compliance Officers (identified below).

Insider Trading Concepts

What is “Inside” Information?

    Inside information includes anything you become aware of because of your “special relationship” with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, Kearny Bank (the “Bank”) or other affiliates of the Company or the Bank. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction).

What is Material Information?

    Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, you should assume it is material.

    Examples of material information typically include, but are not limited to:
•Earnings results, or expectations for the quarter or the year
•Financial forecasts
•Changes in the regular dividend
•Special dividends, including stock dividends and splits
•Proposals or agreements involving a merger, acquisition, joint venture, divestiture, or leveraged buy-out
•Changes in relationships with major customers
•Important product developments
•Major financing developments
•Major personnel changes
•Criminal indictments, material civil litigation, government investigations, or reports of examination

•Substantial changes in accounting methods
•Debt service or liquidity problems
•Bankruptcy or insolvency
•Public offerings or private sales of debt or equity securities
•Repurchases of Company securities

What is Non-Public Information?

    Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and people have had an opportunity to see or hear it.

Trading Guidelines

A.    Rules Applicable to All Directors, Officers and Employees.

    No director, officer or employee may trade or gift any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait about two full trading days before buying or selling securities to allow the market to absorb the information.

This means the following with respect to certain Bank or Company employee benefit plans:

•401(k) Plan. An officer or employee having material inside information regarding the Company may not (i) trade any Company stock owned through the Bank’s 401(k) plan, or (ii) increase an existing election to invest funds in the Company stock in the 401(k) plan, or (iii) obtain a loan from their 401(k) plan. However, ongoing purchases of the Company’s stock through the plan pursuant to a prior election are not prohibited.

•Other Company Stock Purchase Plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan, if such plans are created and available. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.

•Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material inside information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

B.    Additional Rules Applicable to All Officers with the Title of Senior Vice President or Higher, All Directors and All Persons in the Accounting, Audit and Capital Markets Departments and Other Persons Having Access to Insider Information (the “Restricted Group”).

    1.    Blackout Periods

        Quarterly Blackout Periods. No person in the Restricted Group may trade in Company securities during a blackout period that begins on the twenty-first day of the last month of each calendar quarter (i.e., on December 21, March 21, June 21 and September 21) and ends at the beginning of the third trading day after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise), (iii) signing up for, or increasing participation in, any employee stock purchase plan or dividend reinvestment plan, and (iv) initiating a transfer of funds into or out of any Company stock fund of a 401(k) plan or increasing an existing election to invest funds in any Company stock or obtain a loan from the

401(k) plan. However, ongoing purchases by any person through the 401(k) plan or other Company-sponsored plan pursuant to a prior election are permitted at any time (i.e., they are not subject to the blackout period).

Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it.

Written Plan Exception. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan or instructions for trading securities” provided that such plan meets the requirements of SEC Rule 10b5-1 and is approved in advance by the Company’s SEC Compliance Officers. These individuals are: (i) Gail Corrigan (Primary), and (ii) Keith Suchodolski (Alternate) (the “SEC Compliance Officers”).

    2.    Selling Short. No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.

    3.    Options. No person in the Restricted Group may at any time buy or sell options on Company securities (so called “puts” and “calls”) except in accordance with a program approved by the Company’s Board of Directors or a trade cleared by the Company’s SEC Compliance Officers. This restriction does not apply to the exercise of employee or director stock options, which is treated under Section A above.

    4.    Gifting Shares. In order to avoid the appearance of impropriety, when gifting shares, the giftee must agree to not sell such shares except during an open trading window while the grantor is an insider, and if the grantor is subject to Section 16 reporting requirements, such gift must be pre-cleared and reported pursuant to the procedures below.

C.    Additional Rules.

1.    Pre-Clearance and Reporting: Any trade of, including the gifting of, the Company’s securities by a director or executive officer, or a family member sharing the same household or a corporation or trust they control, must be pre-cleared with the Company’s SEC Compliance Officers and must be reported promptly to the Company’s SEC Compliance Officers once made. If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may re-apply for pre-clearance at a later date when trading restrictions may no longer be applicable. It is critical that you obtain pre-clearance of any trading to prevent both inadvertent short-swing or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).

    Pre-clearance of a proposed purchase, sale or transfer of the Company’s securities may be given to either SEC Compliance Officer, who shall advise you on whether there is any basis to restrict a stock transaction during an open window period. The requirement to follow the pre-clearance procedures applies to all trades and is not an exception to the Company’s trading window period. For a trade to occur, first the transaction must occur during an open window period and second the trade must be pre-cleared in accordance with this policy.

    Before approving a request for permission to engage in a stock transaction, the SEC Compliance Officer will review whether there exists any material, non-public information to which the requesting individual would have access or of which the requesting individual would be expected to have knowledge. The SEC Compliance Officers may consult with the Company’s special counsel, executive officers, and other appropriate individuals prior to responding.

    2.    Pre-Clearance for Rule 10b5-1 Plans. Directors and executive officers may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance of either SEC Compliance Officer. Directors and executive officers may only enter into a trading plan when they are not in possession of material inside information. In addition, directors and executive officers may not enter into a trading plan during a quarterly blackout period or during a pension blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. Additionally, transactions under a trading plan may only begin after a “cooling-off” period. For directors and executive officers, this cooling-off period is the later of (i) 90 days after the adoption of the trading plan or (ii) two business days following the disclosure of the Company’s financial results for the fiscal quarter in which the trading plan was adopted, whether disclosed in a Form 10-Q or Form 10-K, as applicable. For persons who are not directors or executive officers, this cooling-off period is 30 days after adoption of the trading plan. Transactions made under a trading plan need to be promptly reported to the Company’s SEC Compliance Officers who will be responsible for the preparation of the necessary Form 4.

    3.    Pre-Clearance for Non-reporting Persons. All Persons that fall within the ‘Restricted Group” not subject to reporting requirements are still subject to pre-clearance requirements in order to prevent insider trading violations or the appearance of such conduct as noted in section C-1 (Pre-Clearance and Reporting).

D.    Additional Rules Applicable to Proposed Mergers/Acquisitions.

    Whenever the Company is actively considering a particular company for acquisition or for another significant business relationship (such as a joint venture) or whenever another company is considering acquiring the Company, all of the Company’s employees involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship are prohibited from trading in any of the Company’s securities and any securities of the other company.
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Note:    This policy applies to personal securities transactions by the directors, officers and employees identified above and also applies to:

    (a)    Transactions for accounts in which the director, officer or employee has an interest or an ability to influence transactions; and

    (b)    Transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member’s investment decisions are made independently of the director, officer or employee and (ii) the household member has not received inside information about the issuer of the security. It must be understood, however, that the director, officer and employee and/or the household member will bear the burden of demonstrating that the household member has not received inside information. Furthermore, directors and executive officers are subject to special rules in this regard and any proposed transaction in Company securities by a corporation or trust they control or by a family member sharing the same household must be discussed in advance with the Chairman and Chief Executive Officer or Company counsel.

Confidentiality

    Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not for the purpose of facilitating improper trading of the Company’s stock.

    Confidentiality of Non-Public Information.

    Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

    All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by shareholders must be handled in accordance with SEC Regulation FD. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Company’s SEC Compliance Officers or Company counsel before acting.

        Prohibition Against Internet Disclosure

        It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.

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    If you have any questions regarding this policy, please contact Lawrence Spaccasi or Marc Levy, at Luse Gorman PC.